Exhibit 11.

 Statement Regarding Computation of Per Share Earnings

 In thousands, except per share amounts

                                                        3rd Quarter                      Nine Months


 For the periods ended September 30                 1997           1996            1997              1996

 Primary earnings per common share:
  Average common shares outstanding .....          11,441          11,314          11,424          11,305
  Common stock equivalents ..............             349             148             286             117
                                                  -------         -------         -------         -------
    Average shares and share equivalents           11,790          11,462          11,710          11,422



Net income (loss) .......................         $ 6,143         $ 3,014         $17,553         $ 1,567
Primary net income (loss) per share .....         $  0.52         $  0.26         $  1.50         $  0.14


Fully-diluted earnings per common share:
  Average common shares outstanding .....          11,441          11,314          11,424          11,305
  Common stock equivalents ..............             390             200             390             200
                                                  -------         -------         -------         -------
    Average shares and share equivalents           11,832          11,514          11,814          11,505

Net income (loss) .......................         $ 6,143         $ 3,014         $17,553         $ 1,567
Fully-diluted net income (loss) per share         $  0.52         $  0.26         $  1.49         $  0.14
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